UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 24, 2007

AUTOIMMUNE INC.

(Exact Name of Registrant as specified in its charter)

DELAWARE	0-20948	13-348-9062
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1199 Madia Street, Pasadena, CA	91103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 792-1235

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On April 24, 2007, Colloral LLC, AutoImmune’s joint venture with Deseret Laboratories, Inc., and Futurebiotics, LLC entered into a second Supply and License Agreement, having an effective date of April 9, 2007. Under the terms of the Agreement, Colloral granted Futurebiotics a non-transferable and non-assignable license to market and sell Colloral’s proprietary dietary supplement for the relief of joint pain to retail outlets and through long form radio, direct response TV marketing channels and direct-to-consumer marketing in various international territories. The license is exclusive until December 31, 2009, but exclusivity may be extended under certain circumstances.

The Agreement has an initial term of five years, subject to Colloral’s right to terminate it under certain conditions. Futurebiotics has an option to renew the Agreement for one successive, five-year term if it achieves agreed upon milestones.

Colloral will manufacture, and supply Futurebiotics with, the product, and Futurebiotics has committed to purchase minimum amounts of product during each year of the term.

When AutoImmune files the Agreement as an exhibit to its Quarterly Report on Form 10-QSB, it intends to request confidential treatment with respect to certain terms of the Agreement.

The information contained in this Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing with the Securities Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUTOIMMUNE INC.

By:	/s/ Robert C. Bishop
Robert C. Bishop, Ph.D.
President and Chief Executive Officer

Date: April 26, 2007